Exhibit 8.1

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com
October 6, 2006

Southern Bancorp, Inc.
200 Cherokee Street
Marietta, Georgia 30060

Ladies and Gentlemen:

We have acted as counsel to United Community Banks, Inc. (“United”), a Georgia corporation in connection with (i) the proposed merger (the “Merger”) of Southern Bancorp, Inc. (“Southern”), a Georgia corporation, with and into United, with United being the surviving corporation, pursuant to the terms and conditions of that certain Agreement and Plan of Reorganization, dated September 5, 2006, including all exhibits thereto (collectively, the “Agreement”), by and between Southern and United, and (ii) the simultaneous proposed merger (the “Subsidiary Merger”) of Southern National Bank, a bank organized under the laws of the United States and wholly-owned subsidiary of Southern, into United Community Bank, a Georgia bank and a wholly-owned subsidiary of United, with United Community Bank as the surviving corporation as set forth in the Agreement. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the same meaning ascribed thereto in the Agreement. This opinion is being delivered pursuant to Section 8.4 of the Agreement.

In connection with rendering the opinion expressed herein, we have examined (i) the Agreement; (ii) those certain tax representation certificates dated October 5, 2006 and delivered to us by United and Southern (collectively, the “Tax Representation Certificates”); and (iii) the definitive Proxy Statement filed by United with the Securities and Exchange Commission on October , 2006 (the “Proxy Statement”). In addition, we have examined, and relied as to matters of fact upon, originals or certified, conformed, or reproduction copies of such other documents, agreements, instruments, certificates and records, and have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies (and the authenticity of the originals of such latter original documents), and that all such documents have been (or will be by the Closing Date) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Southern Bancorp, Inc.
October 6, 2006

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof), that:

(i)        the Agreement accurately and completely describes the Merger and Subsidiary Merger, and the Merger and Subsidiary Merger will be consummated in accordance with the Merger Agreement and Bank Merger Agreement, respectively;

(ii)       all representations, warranties and statements made or agreed to by United and Southern in connection with the Merger set forth in the Agreement, the Tax Representation Certificates and the Proxy Statement are true and accurate at all relevant times;

(iii)      all covenants contained in the Agreement and the Tax Representation Certificates are performed without waiver or breach of any material provision thereof; and

(iv)      the Merger will be reported by United and Southern on their respective U.S. federal income tax returns in a manner consistent with the opinion set forth below.

If any of the foregoing assumptions is, or becomes as of the Closing Date, untrue for any reason, our opinion might be adversely affected and may not be relied upon. In addition, our opinion is based solely on the documents that we have examined and the factual statements and factual representations set out in the Agreement and the Tax Representation Certificates, which we have assumed are true on the date hereof and will be true at the Closing Date. Our opinion cannot be relied upon if any of the facts pertinent to the U.S. federal income tax treatment of the Merger and the Subsidiary stated in the Agreement or any of the factual statements or factual representations set out in the Tax Representation Certificates is, or becomes as of the Closing Date, inaccurate in any material respect.

Based on and in reliance on the foregoing and the further qualifications set forth below, and provided that the Merger and the Subsidiary Merger are consummated in accordance with the Agreement, it is our opinion that:

1.
The Merger and the issuance of shares of United common stock in connection therewith, as described in the Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code, as amended.

2.	No gain or loss will be recognized by Southern as a result of the Merger.

3.	No gain or loss will be recognized by holders of Southern common stock upon the exchange of their stock for United common stock as a result of the Merger.

4.
The receipt of cash in lieu of fractional shares by any Southern shareholders will be treated as if the fractional share were distributed as part of the exchange and then redeemed by United. Capital gain or loss will be recognized in an amount equal to the difference between such cash received and the basis of the fractional share of United common stock treated as surrendered.

Southern Bancorp, Inc.
October 6, 2006

5.
The aggregate tax basis of United common stock received by shareholders of Southern pursuant to the Merger will be the same as the tax basis of the shares of Southern common stock exchanged therefor, decreased by any portion of such tax basis allocated to fractional shares of United common stock that are treated as redeemed by United.

6.
The holding period of the shares of United common stock received by the shareholders of Southern will include the holding period of the shares of Southern common stock exchanged, provided that the common stock of Southern is held as a capital asset on the date of the consummation of the Merger.

7.	No gain or loss shall be recognized to any of Southern National Bank, United Community Bank, Southern, United or holders of Southern common stock in connection with the Subsidiary Merger.

In general, cash received by holders of Southern common stock exercising their dissenters’ rights will be treated as amounts received from the sale of their shares of Southern common stock, and (provided that such Southern common stock is a capital asset in the hands of such shareholders) each such shareholder will recognize capital gain or loss (short or long term, as appropriate) measured by the difference between the sale price of such Southern common stock and such shareholder’s tax basis in such Southern common stock.

The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations, or interpretations thereof.

We express our opinion herein only as to those tax matters specifically set forth above, and no opinion should be inferred as to any other tax consequences of the Merger and Subsidiary Merger, including, for example, any issues related to intercompany transactions, changes in accounting methods resulting from the Merger and Subsidiary Merger, the conversion and exercise of stock options or warrants, or the consequences of the Merger and Subsidiary Merger under any state, local, or foreign law.

Also, we express no opinion as to the tax consequences that might be relevant to a particular holder of Southern common stock who is subject to special treatment under certain federal income tax laws, such as dealers in securities, persons who do not hold their Southern common stock as “capital assets” within the meaning of section 1221 of the Code, and persons who acquired their Southern common stock pursuant to the exercise of options or otherwise as compensation.

Southern Bancorp, Inc.
October 6, 2006

This opinion and our conclusions set forth above are not intended or written by us to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on any taxpayer under U.S. tax law. This opinion is being provided in connection with the Merger and Subsidiary Merger and confirms conclusions disclosed in the Proxy Statement. Each taxpayer (other than the person to whom this opinion is addressed) should seek advice based on the taxpayer's particular circumstances from an independent tax advisor concerning the potential tax consequences of the transaction. No other party or person may rely on the opinions without our express written permission.

Sincerely,

KILPATRICK STOCKTON LLP

By: /s/ William P. Ewing
William P. Ewing, a Partner